Exhibit 10.2
THIRD AMENDMENT
to the
Dover Corporation
Deferred Compensation Plan
(As Amended and Restated as of January 1, 2009)

WHEREAS, Dover Corporation (the "Corporation") has heretofore adopted the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the "Plan"); and

WHEREAS, Since the adoption by the Corporation of the Dover Corporation Benefits Committee Charter in November 2011, the Benefits Committee of the Corporation (the "Benefits Committee") has had the responsibility for the general management and operation of the Plan and is authorized to amend the Plan on behalf of the Corporation; and

WHEREAS, the Benefits Committee deems it advisable to amend the Plan in the manner set forth herein to codify the changes made to the Plan by the adoption of the Benefits Committee Charter.

NOW, THEREFORE, BE IT

RESOLVED, the Plan is hereby amended as follows:

1.    Effective January 1, 2014, Section 2.10 of the Plan is amended and restated in its entirety, as follows:

2.10    “Committee” means the Dover Corporation Benefits Committee.

2.    Effective January 1, 2014, Section 2.11 of the Plan is amended and restated in its entirety, as follows:

2.11    “Company” means Dover Corporation, a Delaware corporation, and any present or future subsidiary corporation of Dover Corporation, for the period of time such corporation is owned or controlled by Dover Corporation, unless the Committee determines that such entity should not be included in the Plan. For purposes of the Plan, the term “subsidiary corporation” shall be defined as set forth in Section 424(f) of the Code.

3.    Effective January 1, 2014, Section 2.35 of the Plan is amended and restated in its entirety, as follows:

2.35 “Specified Employee” means an employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and any applicable regulations or other pronouncements issued by the Internal Revenue Service with respect thereto. The determination of who the Specified Employees are as of any time shall be made by the Committee or by such committee, person or persons as the Committee shall delegate for such purpose.

4.    Effective January 1, 2014, Section 9.1 of the Plan is amended and restated in its entirety, as follows:

9.1    Plan Administration. The Plan shall be administered by the Committee. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting services as it may require in carrying out the provisions of the Plan. An employee of the Company or Committee member who is also a Participant in the Plan shall not be involved in the decisions of the Company or Committee regarding any determination of any specific claim for benefit with respect to himself or herself

5.    Effective January 1, 2014, Section 10.1 of the Plan is amended and restated in its entirety, as follows:

10.1    Amendment and Termination. The Plan may be amended at any time by the Committee and may be terminated at any time by the Committee; provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to the Deferred Compensation Accounts prior to such amendment or termination, without the written consent of the Participant.